Exhibit 99.1

Press Release & Investor Call

Acorn Reports Q3 Revenue Growth and Strong Operating Cash Flow; Completes Gen-Tracker Acquisition, Expanding its Product Portfolio and Monitored Connections

Buford, GA – November 5, 2026 – Acorn Energy, Inc. (Nasdaq: ACFN), a provider of remote monitoring and control solutions for generators, gas pipelines, cell tower campuses and other critical infrastructure, announced results for its 2026 third quarter (Q3’26) and nine months (9M’26) ended September 30, 2026. Acorn will hold an investor call today at 11am ET (details below).

Summary Financial Results
($000s except per share data)	Q3’26	Q3’25	Change	9M’26	9M’25	Change
Monitoring revenue (1)	$1,550	$1,560	-0.6%	$4,392	$4,149	+5.9%
Hardware revenue	$1,041	$918	+13.4%	$2,915	$4,952	-41.1%
Total revenue	$2,591	$2,478	+4.6%	$7,307	$9,101	-19.7%
Gross margin	80.5%	78.5%	+200 bps	81.0%	75.9%	+510 bps
Net income to stockholders (2)	$940	$252	+273.0%	$1,157	$1,436	-19.4%
Net income per diluted share (2)	$0.37	$0.10	+270.0%	$0.45	$0.57	-21.1%

(1)	Excluding the recognition of deferred monitoring revenue for units sold more than 24 months earlier that had not been installed ($30,000 in Q3’26 and 9M’26 vs. $178,000 in Q3’25 and 9M’25) and $68,000 of Q3’26 monitoring revenue from the Gen-Tracker acquisition, monitoring revenue increased 5.1% in Q3’26 and 8.1% in 9M’26.
(2)	Q3’26 and 9M’26 included a $780,000 deferred income tax benefit, or approximately $0.31 per diluted share, from a further reduction in the valuation allowance on Acorn’s deferred tax assets.

CEO Commentary

Jan Loeb, Acorn’s CEO, said, “Our third quarter was a solid, cash-generative quarter driven by a 4.6% revenue increase compared to Q3’25, with approximately $1M of cash generated from operations. Our Q3’26 EPS included a $730,000 income tax benefit related to a further reduction in the valuation allowance on our deferred tax assets, reflecting increased confidence in our ability to utilize our net operating loss (NOL) carryforwards in the future.

“Our Q3’26 revenue growth was masked by two items which created a net variance of approximately $358,000 versus the year-ago period. Q3’25 included $215,000 of amortized deferred hardware revenue from legacy products sold prior to September 2023, compared to just $5,000 in Q3’26, as that deferred revenue is now fully recognized. Q3’25 also included the recognition of $178,000 of prepaid monitoring revenue for units sold more than two years earlier that were never installed, compared to $30,000 in Q3’26. Excluding these items and the contribution from Gen-Tracker, revenue would have grown 18.8%, with underlying monitoring revenue up 5.1% and hardware revenue up 45.9%.

Gen-Tracker

“Importantly, in the third quarter, we completed OmniMetrix’s first acquisition with the purchase of Gen-Tracker, a competitor in generator monitoring, launched our partnership with Champion Power Equipment, and acquired the remaining 1% of OmniMetrix in an all-stock exchange, making it a wholly owned subsidiary.

“Gen-Tracker expands our commercial and industrial customer base and established dealer network, and is expected to add approximately $1.1M in annual recurring monitoring revenue. Gen-Tracker primarily monitors generators through the automatic transfer switch, while our solutions have historically focused on the generator controller. We welcomed Gen-Tracker’s four employees to OmniMetrix and are onboarding its accounts to our platform and our operating and collection practices. Q4’26 will be the first full quarter of Gen-Tracker’s contribution, and we believe that, with continued business execution, it will be accretive to our earnings.

Champion

“Champion received its initial stocking shipment of our monitoring hardware in the third quarter. Champion is relatively new to the home standby generator market and its dealers are getting up to speed with our monitoring solution. We are supporting their dealers with webinars and training, and though it will take some time to build volume, we remain very enthusiastic about the long-term growth opportunity of this partnership.

OMNI360

“We have several proof-of-concept deployments of our OMNI360 cell tower solution underway, in addition to our demo towers, and are seeing encouraging customer interest. Though it takes time to introduce and market a substantially expanded solution suite, we remain very optimistic about the long-term potential of our OMNI360 offering.

Remote Monitoring Environment

“The macro environment for backup power and monitoring remains favorable. After an unusually quiet start to the hurricane season, Hurricane Isaias made landfall on the Gulf Coast in early October, leaving more than 900,000 customers without power, and the NOAA expects a strong El Niño this winter, which suggests stormier weather across the South and along the East Coast. More broadly, rising power demand and the growing strain on an aging electric grid, combined with weather events, continue to underscore the urgency of ensuring reliable backup power.

“Overall, our business is in very good shape. It’s growing and profitable with attractive gross margins and a building base of recurring revenue and strong cash flow. To support future growth, we have been working on a range of initiatives that we expect to benefit future results, several of which I have referenced. In addition to our direct sales and marketing efforts with larger enterprises, we also continue to pursue opportunities with OEMs to bundle our monitoring solutions with their equipment and we feel confident in the prospects for this effort. Given the strength of our model and the potential of our multifaceted growth initiatives we continue to believe Acorn has the potential to achieve 20% average annual revenue growth over the next three to five years.”

Financial Review

Q3’26 revenue increased 4.6% to $2,591,000 versus $2,478,000 in Q3’25, as hardware revenue increased 13.4% to $1,041,000 and monitoring revenue decreased 0.6% to $1,550,000. The year-over-year comparisons were impacted by $215,000 of amortization of deferred hardware revenue from legacy products in Q3’25, compared to $5,000 in Q3’26, as well as the recognition of $178,000 of deferred monitoring revenue in Q3’25 for units sold more than 24 months earlier that had not been installed, compared to $30,000 recognized in Q3’26. Q3’26 benefited from $78,000 of revenue ($68,000 of monitoring revenue and $10,000 of hardware revenue) from the Gen-Tracker business acquired on September 9, 2026. Excluding these items, monitoring revenue grew 5.1% to $1,452,000, reflecting continued growth in monitored endpoints, and hardware revenue grew 45.9% to $1,026,000.

For the first nine months of 2026, total revenue was $7,307,000 vs. $9,101,000 in 9M’25, as 5.9% growth in monitoring revenue was more than offset by a 41.1% decrease in hardware revenue. The hardware decrease was principally due to a $1,779,000 decrease in hardware sales under the material cell phone provider contract, as well as lower recognition of deferred hardware revenue from legacy products sold prior to September 2023 ($168,000 in 9M’26 vs. $800,000 in 9M’25), which has now been fully recognized.

Q3’26 gross profit was $2,087,000, reflecting 80.5% gross margin, compared to gross profit of $1,945,000 and gross margin of 78.5% in Q3’25. The margin improvement was principally driven by an improved hardware gross margin of 58.6% in Q3’26 versus 50.0% in Q3’25, reflecting the premium value of our next-generation Omni product family and product cost management. Monitoring gross margin was 95.3% in both periods.

Operating expenses increased 6.2% to $1,897,000 in Q3’26 versus $1,786,000 in Q3’25, due to a $130,000 increase in selling, general and administrative (SG&A) expense, partially offset by a $19,000 decrease in research and development (R&D) expense. The increase in SG&A reflected $71,000 of acquisition-related costs for Gen-Tracker, higher OmniMetrix personnel, travel and trade show expenses related to expanding sales and marketing outreach, costs related to the pursuit of ISO 27001 certification and a $69,000 increase in stock-based compensation expense, partially offset by a $153,000 decrease in other corporate overhead expenses, as the prior-year period included higher legal fees related to our Nasdaq listing and tax professional fees related to the review and utilization of our tax assets and NOLs, including a Section 382 study completed in Q3’25.

Q3’26 income before income taxes increased 10.9% to $214,000 from $193,000 in Q3’25. Q3’26 results reflected an income tax benefit of $730,000, which included a $780,000 deferred income tax benefit from a further reduction in the valuation allowance against Acorn’s deferred tax assets. The reduction was primarily related to the tax treatment of capitalized R&D costs and changes to the forecast, including the Gen-Tracker acquisition. This compares to an income tax benefit of $65,000 in Q3’25, which included a $111,000 deferred income tax benefit from a reduction in the valuation allowance.

Q3’26 net income attributable to Acorn stockholders was $940,000, or $0.37 per diluted share, compared to $252,000, or $0.10 per diluted share, in Q3’25. Q3’26 included $102,000 of non-cash, stock-based compensation expense vs. $33,000 in Q3’25. Net income attributable to Acorn stockholders in the 9M’26 period was $1,157,000, or $0.45 per diluted share, as compared to $1,436,000, or $0.57 per diluted share, in 9M’25. Net income in 9M’26 included $398,000 of non-cash, stock-based compensation expense versus $126,000 in 9M’25.

Liquidity and Cash Flow

Excluding deferred revenue of $3,643,000, which does not require a significant cash outlay for the revenue to be recognized, net working capital was $6,092,000 at September 30, 2026 versus $6,254,000 at December 31, 2025. This included cash of $4,458,000 at September 30, 2026, essentially unchanged from $4,454,000 at year-end 2025.

Through the first nine months of 2026, Acorn generated $1,276,000 of cash from operating activities (including $999,000 in Q3’26), used $1,282,000 for investing activities (including $1,000,000 paid at closing for the Q3 Gen-Tracker acquisition and $250,000 related to the OMNI360 solutions suite in Q1). Acorn also received $10,000 from financing activities related to the exercise of stock options through the first nine months of 2026, resulting in a net increase in cash of $4,000 for the period. The remaining $2,500,000 of contractual Gen-Tracker purchase consideration is payable in installments of $450,000 on each of the first four anniversaries of closing and $700,000 on the fifth anniversary.

Investor Call Details

Date / Time:	Thursday, November 5 at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Replay & Transcript:	Posted to Investor Relations page of Acorn’s website when available.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn’s wholly owned OmniMetrix subsidiary is a pioneer and leader in wireless remote monitoring and control solutions for critical infrastructure assets including standby generators, cell tower campuses, gas pipelines, data centers and energy sites. OmniMetrix serves tens of thousands of commercial and residential endpoints, including approximately 50 Fortune/Global 500 companies, across telecom, manufacturing, healthcare, data centers, retail, public transportation, energy distribution and government, as well as residential customers through generator dealers.

OmniMetrix’s industry-leading, cost-effective solutions make critical systems more reliable, provide security, and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Engage With Us

X:	@Acorn_IR and @OmniMetrix
StockTwits:	@Acorn_Energy

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2026	2025	2026	2025

Revenue	$7,307	$9,101	$2,591	$2,478
COGS	1,385	2,191	504	533
Gross profit	5,922	6,910	2,087	1,945
Operating expenses:
Research and development (R&D) expenses	742	823	248	267
Selling, general and administrative (SG&A) expenses	4,744	4,377	1,649	1,519
Total operating expenses	5,486	5,200	1,897	1,786
Operating income	436	1,710	190	159
Interest income, net	87	85	24	34
Income before income taxes	523	1,795	214	193
Provision for (benefit from) income taxes	(650)	331	(730)	(65)
Net income	1,173	1,464	944	258
Non-controlling interest share of income	(16)	(28)	(4)	(6)
Net income attributable to Acorn Energy, Inc. stockholders	$1,157	$1,436	$940	$252

Net income per share attributable to Acorn Energy, Inc stockholders – basic and diluted
Basic	$0.46	$0.58	$0.37	$0.10
Diluted	$0.45	$0.57	$0.37	$0.10
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic	2,512	2,494	2,522	2,509
Diluted	2,546	2,538	2,555	2,554

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2026	As of December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash	$4,458	$4,454
Accounts receivable, net	1,120	887
Inventory	1,341	1,254
Other current assets	294	267
State income tax receivable	—	21
Deferred cost of goods sold (COGS)	—	70
Total current assets	7,213	6,953
Property and equipment, net	327	383
Intangibles, net	2,075	17
Goodwill	1,443	—
Right-of-use assets, net	837	963
Other assets	114	119
Deferred tax assets	5,572	4,899
Total assets	$17,581	$13,334
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$294	$306
Accrued expenses	264	171
Deferred revenue	3,643	3,097
Current operating lease liabilities	187	158
Deferred purchase consideration, current portion	326	—
Other current liabilities	46	46
State income tax payable	4	18
Total current liabilities	4,764	3,796
Long-term liabilities:
Deferred revenue	411	312
Noncurrent operating lease liabilities	743	884
Deferred purchase consideration, net of current portion	1,741	—
Other long-term liabilities	—	26
Total liabilities	7,659	5,018
Commitments and contingencies
Equity:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized - 42,000,000 shares; issued - 2,585,805 at September 30, 2026 and 2,555,717 at December 31, 2025; outstanding - 2,534,714 at September 30, 2026 and 2,504,626 at December 31, 2025	25	25
Additional paid-in capital	104,136	103,621
Accumulated stockholders’ deficit	(91,187)	(92,344)
Treasury stock, at cost – 51,091 shares at September 30, 2026 and December 31, 2025	(3,052)	(3,052)
Total Acorn Energy, Inc. stockholders’ equity	9,922	8,250
Non-controlling interests	—	66
Total equity	9,922	8,316
Total liabilities and equity	$17,581	$13,334

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Nine months ended September 30,
	2026	2025
Cash flows provided by operating activities:
Net income	$1,173	$1,464
Depreciation and amortization	127	85
Deferred income tax (benefit) expense	(674)	255
Provision for credit losses	2	—
Impairment of inventory	12	15
Non-cash lease expense	173	99
Stock-based compensation	398	126
Accretion of discount on deferred purchase consideration	8	—
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(50)	928
Decrease (increase) in inventory	75	(749)
Decrease in deferred COGS	70	341
(Increase) decrease in other current assets and other assets	(22)	40
Decrease in state income tax receivable	21	10
Increase (decrease) in deferred revenue	55	(756)
Decrease in operating lease liability	(159)	(72)
(Decrease) increase in state income tax payable	(14)	27
Increase (decrease) in accounts payable, accrued expenses, other current liabilities and non-current liabilities	81	(18)
Net cash provided by operating activities	1,276	1,795

Cash flows used in investing activities:
Equipment, furniture and trade show booth purchases	(9)	(7)
Payment for exclusive distribution and commercialization rights	(250)	—
Acquisition of Gen-Tracker business	(1,000)	—
Patents	—	(1)
Investments in technology	(12)	(13)
Leasehold improvements	(11)	(4)
Net cash used in investing activities	(1,282)	(25)

Cash flows provided by financing activities:
Stock repurchases held in Treasury	—	(16)
Stock option exercise proceeds	10	87
Net cash provided by financing activities	10	71

Net increase in cash	4	1,841
Cash at the beginning of the period	4,454	2,326
Cash at the end of the period	$4,458	$4,167

Supplemental cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$16	$39
Non-cash investing and financing activities:
Right-of-use assets	$—	$1,025
Operating lease liability	—	1,025
Deferred purchase consideration for Gen-Tracker Acquisition	2,059	—
Accrued preferred dividends to former CEO of OmniMetrix	$3	$3
Common stock issued in exchange for non-controlling interest and accrued preferred dividends in OmniMetrix	107	—